EXHIBIT 15(b)




                              ARTHUR ANDERSEN LLP







November 9, 1999


Georgia Power Company
241 Ralph McGill Boulevard, NE
Atlanta, Georgia  30308



Ladies and Gentlemen:

We are aware that Georgia Power Company has incorporated by reference in Registration Statement 333-75193 its Form 10-Q for the quarter ended September 30, 1999 which includes our report on Georgia Power Company dated November 9, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), such report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/  Arthur Andersen LLP